N E W S R E L E A S E

CONTACT:
Gregory M. Dearlove
Vice President & Chief Financial Officer
(716) 887-7262

CTG Reports 2002 Third Quarter Financial Results
Headcount Stabilizes; Revenues and Earnings within Revised Guidance

BUFFALO, N.Y. - October 14, 2002 - CTG (NYSE: CTG), an international information technology (IT) solutions and staffing company, today announced its financial results for the third quarter of 2002, which ended on September 27, 2002. CTG's revenues for the third quarter of 2002 were $62.1 million, compared with revenues of $77.1 million in the third quarter of 2001. CTG's net income for the 2002 third quarter was $0.1 million, or $0.01 per diluted share, compared with net income in the 2001 third quarter of $0.2 million, or $0.01 per diluted share.

For the first three quarters of 2002, CTG reported revenues of $199.7 million, compared with revenues of $248.0 million in the first three quarters of 2001. CTG's net loss for the first three quarters of 2002 was $35.8 million, or $2.16 per diluted share, including a $37.0 million non-cash charge for goodwill impairment. Excluding the goodwill impairment charge, effective at January 1, 2002, the date of CTG's adoption of Statement of Financial Accounting Standard (SFAS) No. 142, "Goodwill and Other Intangible Assets," CTG's net income for the first three quarters of 2002 was $1.3 million, or $0.08 per diluted share, compared with a net loss of $2.6 million, or $0.16 per diluted share, for the first three quarters of 2001.

"While client-related project delays prompted us to revise our third quarter guidance, we have seen some evidence that new business is moving forward with the recent signing of $5.0 million in application management outsourcing (AMO) agreements," said CTG Chairman and Chief Executive Officer James R. Boldt. "Similar to the rest of the industry, we have several AMO engagements which have been delayed. While there are various reasons for the slippage, we remain confident that at some point these opportunities will move forward, as they represent a significant financial savings for our customers. We believe that our decision to refocus on application management outsourcing just over a year ago is paying off and will have a positive impact on our earnings going forward.

"Although the overall IT services market remains weak, we are seeing some positive signs in our business that are encouraging," Mr. Boldt added. "We continue to have strong proposal activity in our AMO business, although the longer nature of the AMO sales cycle means that this business takes much longer to close. Our decision to pursue preferred vendor status with large customers has produced several new contracts. As a result, our strategic staffing group, which has responsibility for our large staffing customers in the U.S., had a 4% increase in billable headcount during the third quarter of the year. This increase held our total employment constant for the quarter. While pricing for staffing remains competitive, we remain encouraged by the increase in our staffing requirements that the new clients have produced."

Mr. Boldt also commented on activity in CTG's healthcare IT practice: "Our Health Insurance Portability and Accountability Act (HIPAA) assessments have exceeded expectations, contributing to a revenue growth rate in excess of 20% in our healthcare IT practice. Once the major healthcare software vendors release their HIPAA-compliant packages, we will be in an excellent position to secure the more significant remediation work related to HIPAA."

CTG also issued guidance for the fourth quarter of 2002. Based on current business and market conditions, CTG expects that its revenues for the fourth quarter of 2002 will range from $63.0 million to $65.0 million and that its net income per diluted share will range from $0.01 to $0.03.

Mr. Boldt concluded, "Our guidance for the fourth quarter reflects two additional billing days and flat to modest growth in billable headcount. While we will continue to actively manage our costs to achieve modest profitability and maintain CTG's strong financial position, we are adding to our recruiting and sales personnel given the demand that we currently are experiencing. For the long-term, we believe that we are well-positioned to take advantage of new market opportunities that fit our strategy and capabilities."

Backed by 36 years' experience, CTG provides IT application management, consulting, software development and integration, and staffing solutions to help Global 2000 clients focus on their core businesses and use IT as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients' businesses with a full range of integrated services and proprietary ISO 9001-certified service methodologies. Our 2,800 IT professionals based in an international network of offices in North America and Europe have a proven track record of delivering solutions that work. More information about CTG is available on the Web at www.ctg.com.

This document contains certain forward-looking statements concerning the Company's current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company's services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company's disclosures set forth in the Company's 2001 Form 10-K and Management's Discussion and Analysis section of the Company's 2001 annual report, which are incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

CTG will hold a conference call on October 15, 2002 at 11:00 AM Eastern Time to discuss its financial results and business strategy. CTG Chairman and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-800-869-4362 between 10:45 AM and 10:50 AM and ask for the CTG conference call and identify James Boldt as the conference chairperson. A replay of the call will be available between 1:00 PM Eastern Time October 15, 2002 and 1:00 PM Eastern Time October 16, 2002 by dialing 1-800-642-1687 and entering the conference ID number 5814403.

COMPUTER TASK GROUP, INCORPORATED (CTG) Consolidated Statements of Operations (amounts in thousands except per share data)

For the Quarter Ended		For the Three Quarters Ended
September 27,	September 28,	September 27,	September 28,
2002	2001	2002	2001

Revenue (a)	$62,149	$ 77,122	$ 199,710	$247,998
Direct costs (a)	45,250	54,780	144,385	177,412
Selling, general and administrative expenses (b)	16,399	21,275	51,716	71,302
Operating income (loss)	500	1,067	3,609	(716)
Net other expense	(267)	(808)	(1,525)	(2,941)
Income (loss) before income taxes and cumulative effect of change in accounting principle	233	259	2,084	(3,657)
Provision (benefit) for income taxes	92	77	823	(1,102)
Net income (loss) before cumulative effect of change in accounting principle	141	182	1,261	(2,555)
Cumulative effect of change in accounting principle (c)	-	-	(37,038)	-
Net income (loss)	$ 141	$ 182	$(35,777)	$(2,555)
Basic and diluted net income (loss) per share:
Income (loss) before cumulative effect of change in accounting principle	$0.01	$0.01	$0.08	$(0.16)
Cumulative effect of change in accounting principle (c)	-	-	(2.24)	-
Basic and diluted net income (loss) per share	$0.01	$0.01	$(2.16)	$(0.16)
Weighted average shares outstanding:
Basic	16,575	16,443	16,555	16,415
Diluted	16,813	16,443	16,555	16,415

a. During the first quarter of 2002, based upon new interpretive guidance issued for the accounting for billable expenses, the Company began to record its billable expenses on a gross basis as both revenue and direct costs, rather than on a net basis. Such costs totaled $1.6 million and $2.0 million in the third quarter of 2002 and 2001, respectively, and $5.4 million and $6.4 million in the year-to-date periods for 2002 and 2001, respectively. The 2001 revenue and direct costs balances have been adjusted by these amounts from that which was previously reported.

b. On January 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," which discontinued the practice of amortizing goodwill and indefinite-lived intangible assets. In the third quarter of 2001 and for the year-to-date 2001 period, the Company recorded approximately $1.0 million and $3.0 million, respectively, of such amortization expense.

c. In conjunction with the adoption of SFAS No. 142 and based upon an independent appraisal of the value of the Company's intangible assets, CTG recorded a pre-tax, non-cash loss for impairment of $37.0 million or $2.24 per share in the 2002 third quarter in its 2002 year-to-date results. The write-off primarily relates to the goodwill that resulted from the acquisition in February 1999 of the healthcare information technology services provider Elumen Solutions, Inc.
COMPUTER TASK GROUP, INCORPORATED (CTG) Consolidated Balance Sheets (amounts in thousands)
	Sept. 27, 2002	Sept. 28, 2001		Sept. 27, 2002	Sept. 28, 2001
Current Assets:			Current Liabilities:
Cash and cash equivalents	$ 866	$ 6,586	Accounts payable	$ 5,920	$ 9,059
Accounts receivable, net	46,427	60,562	Accrued compensation	16,735	23,134
Other current assets	3,820	3,619	Income taxes payable	1,799	3,133
			Other current liabilities	4,434	7,873
Total Current Assets	51,113	70,737	Total Current Liabilities	28,888	43,199
Property and equipment, net	11,760	13,415	Long-term debt	13,197	23,508
Other assets (a)	40,267	79,244	Other liabilities	9,149	10,228
			Shareholders' equity (a)	51,906	86,491

Total Assets	$103,140	$ 163,426	Total Liabilities and Shareholders' Equity	$ 103,140	$ 163,426

a. In conjunction with the adoption of SFAS No. 142 and based upon an independent appraisal of the value of the Company's intangible assets, CTG recorded a pre-tax, non-cash loss for impairment of $37.0 million in the 2002 third quarter in its 2002 year-to-date results. The write-off primarily relates to the goodwill that resulted from the acquisition in February 1999 of the healthcare information technology services provider Elumen Solutions, Inc.

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Today's news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.